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                                                                 EXHIBIT (A)(5)

IPLP ACQUISITION I LLC
One Insignia Financial Plaza
Greenville, SC 29602


FOR IMMEDIATE RELEASE




                  INSIGNIA AFFILIATE EXTENDS TENDER OFFERS FOR LIMITED
                    PARTNERSHIP INTERESTS IN SIX LIMITED PARTNERSHIPS

    GREENVILLE, SOUTH CAROLINA, September 30, 1997--IPLP Acquisition I LLC (the "Purchaser") today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in the following partnerships: Century Properties Fund XVII, Century Properties Fund XIX, Century Properties Growth Fund XXII, Consolidated Capital Properties IV, Fox Strategic Housing Income Partners and National Property Investors 4. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Thursday, October 2, 1997. The offers were previously scheduled to expire at 5:00 p.m. on Tuesday, September 30, 1997.

    The Purchaser reported that as of the close of business on September
30, 1997, approximately 4,042.5 interests had been tendered pursuant to the Century XVII offer, approximately 5,567 interests had been tendered pursuant to the Century XIX offer, approximately 6,214 interests had been tendered pursuant to the Century XXII offer, approximately 31,224.5 interests had been tendered pursuant to the ConCap IV offer, approximately 4,011 interests had been tendered pursuant to the Fox offer, and approximately 4,284 interests had been tendered pursuant to the NPI 4 offer.

    The Purchaser is a wholly-owned subsidiary of Insignia Properties Trust, the newly-formed multi-family apartment REIT controlled by Insignia Financial Group, Inc. (NYSE: IFS). For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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